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PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

CORPORATE PARTICIPANTS

Rick Cogdill

Pilgrim’s Pride - CFO

O.B. Goolsby

Pilgrim’s Pride - President & COO

CONFERENCE CALL PARTICIPANTS

Diane Geissler

Merrill Lynch - Analyst

Robert Moscow

CSFB - Analyst

John McMillin

Prudential Equity Group - Analyst

PRESENTATION

Operator

Good morning, and welcome to the Pilgrim’s Pride conference call to review the Company’s second quarter financial results. At the request of Pilgrim’s Pride, the conference is being recorded. The Company has asked me to point out that there are slides available for downloading from the conference call link on the website homepage of www.PilgrimsPride.com. These slides will be used during the call. At the end of the call, you will be instructed by the operator of the process necessary to let me now how you can ask a question. On this conference call will be Mr. O.B. Goolsby, President and Chief Operating Officer of Pilgrim’s Pride and Mr. Rick Cogdill, Executive Vice President and Chief Financial Officer of Pilgrim’s Pride. Beginning the conference is Mr. Rick Cogdill. Mr. Cogdill, you may begin.

Rick Cogdill - Pilgrim’s Pride -CFO

Good morning ladies and gentlemen. Thank you for joining us today to review Pilgrim’s Pride record second quarter and first six months of our fiscal year results for fiscal 2004. The press release we issued earlier this morning contains some of the highlights of our record quarterly and first-six month financial performance, as well as an overview of our plans to restructure our turkey business. On today’s call, we will provide you with additional details on both of these topics. We will also discuss our views on some of the industry trends that we expect to have an impact on our company in the near term.

After our prepared remarks we would be happy to entertain any questions that you may have. When we reach that point in the call, we will instruct the operator to begin queuing up the listeners so that we may address your questions. Before O.B. begins, I need to remind everybody this call will contain certain forward-looking statements including our expectations of future results, sales and cost of sales information, market dynamics, et cetera. Actual results might differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained in today’s press release, as well as in our forward-looking statement disclosures contained in our forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission.

That being said, I will now turn it over to O.B. to begin the discussion.

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PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

O.B. Goolsby - Pilgrim’s Pride - President & COO

Thank you, Rick. Good morning, everyone. Let me begin by saying how pleased I am to be with you here today to discuss the strongest quarterly earnings results in our company’s history. Our outstanding quarterly performance reflects the continued improvements in the U.S. pricing environment for chicken and our success in immediately achieving synergies through our integration of the ConAgra chicken division acquisition, which continues to be accretive to earnings. Those of you that have the slide capability, I will be referring to slide three next.

Some of the market dynamics that contribute to our strong performance in the quarter were lower domestic supplies of beef, higher beef prices and continued increased consumer demand for U.S. chicken products. We attribute some of this growth to the high-protein, low-carbohydrate diet that has been sweeping the U.S. On a total U.S. chicken basis, the average sales price of our U.S. chicken was up by $0.10 cents per pound or 13.4 percent when compared to the same quarter last year, driven by both the improvements in commodity chicken prices and product mix improvements.

Slide four. In fact, during the past quarter, the USDA says consumption of chicken per person in the U.S. has risen 4.1 percent from the same quarter a year ago. However, a portion of this increase resulted from lower exports during the quarter by the poultry industry due to the various bans placed on poultry exports because of the sporadic cases of avian influenza that occurred during the quarter in the U.S. For all of 2004, per capita increase in chicken is projected to be 2.9 percent.

We have been pleased with the way the industry and government officials responded to these AI cases and encouraged that no new AI cases have been found in the U.S. since the February 23rd of 2004 positive in Gonzales, Texas. Recent USDA data shows that in total exports of chicken and turkey in January and February were down 16 percent and 10 percent, respectively, when compared to the same two months of 2003. However, revenue per pound sold in the export channels increased 15 percent and 28 percent for chicken and turkey, respectively.

Slide five shows the recent history and current export standing for some of the major export channels. Slide six; commodity prices for chicken parts were up substantially when compared to the depressed markets of the first six months of the prior fiscal year. Leg quarters were up 72.7 percent, averaging 30.8 cents a pound. Whole wings were up 80.5 percent, averaging $1.02 a pound, and boneless skinless breast meat was up 27.3 percent, averaging $1.70 a pound. The combination of all these factors coupled with the recent easing of export restriction by many of our countries, should result in the chicken prices and operating margins remaining strong for the remainder of fiscal 2004.

Further, we expect the tight beef supplies to continue to favorably promote chicken consumption during the rest of fiscal 2004. We anticipate that the continuation of these favorable developments, along with improved plant efficiencies, will continue to positively impact our earnings through the remainder of fiscal 2004.

As we have mentioned previously, our acquisition of ConAgra’s chicken division has significantly expanded and enhanced both our prepared product offering and our fresh chicken distribution capabilities. As a result, we believe we are even better positioned to benefit from the growing demand for prepared chicken products as consumers continue to prefer chicken over alternative protein sources due to the price, convenience and health advantages chicken has over competing meat proteins.

In the second fiscal quarter of 2004, our prepared foods chicken volume increased by 14 percent compared to the same quarter last year on a pro forma basis. Slide seven and eight show a breakdown of our chicken sales for the quarter in the first six months ended April of 2004, both of which showed that pro forma prepared foods sales increased by 25 percent from the prior years periods. Over the past few years, we have been able to grow our core prepared foods business by 10 to 15 percent per year. With the acquisition of ConAgra, we still expect to continue to grow at the 10 to 15 percent rate per annum even compared to a much larger base.

As we mentioned in this morning’s press release, we are extremely pleased with progress we are making in the integration of our newly acquired chicken division from ConAgra. The acquisition continues to be accretive to our earnings, and all of our objectives in our integration plan have been achieved on schedule. I am pleased to report that, during the first six months of fiscal 2004, we have recognized approximately $11 million of synergies. We expect to continue building our integration success in the months ahead.

As we have mentioned recently with the acquisition of ConAgra’s chicken division, our Mexico operations have become a significantly smaller percentage of our total business. In fact, during the second fiscal quarter, Mexico only accounted for approximately 6.9 percent of our total sales, down from 14.7 percent in the prior year’s second fiscal quarter. In the second fiscal quarter of 2004, our Mexico operations had an operating profit of $3 million compared to an operating profit of $3.9 million in the prior year.

The quarter’s results were impacted by a 1.5 percent decrease in sales volume and a 2 percent increase in production costs. Next, I would like to touch briefly on some of the trends that are likely to affect our performance and the overall profitability of the poultry industry in the coming year.

As I mentioned previously, we were able to benefit from several factors that increased market prices and overall industry profitability. Even though the current USDA projections show a flat trend in exports for 2004 when compared to 2003, we believe that these numbers will have more upside potential as the year progresses as countries still banning importation of U.S. poultry begin easing these restrictions.

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On the cost input side, our commodity grain prices are currently and are projected to remain higher this year versus 2003. The USDA’s April 8, 2004 feed outlook projected the 2003 to 2004 corn price to be in the range of $2.45 to $2.65 a bushel. Compared to $2.32 for the previous year and up from the $2.35 to $2.55 a bushel range projected in their March report. The USDA’s April 9, 2004 (indiscernible) crops outlook projected soybean meal pricing to be in the $265 to $285 ton range compared to $181 a ton for the previous year. And again, up from the $245 to $265 per ton projection in March. Like corn, current prices are higher than the levels today. However, unlike our neutral position on corn, we are more skeptical about soybean meal prices, declining acreage yields coupled with strong season demand are contributing to the rise in soybean meal prices.

In summary, our profitability outlook for fiscal 2005 is in the process of being formulated. We are concerned over the recent increases in the industry of breeder pullet placements, rumors of capacity expansion by certain players in the industry and the uncertainty that exists in the feed ingredient costs for next year as the current planting season in the U.S. is just beginning.

I would like to close my remarks this morning by discussing our plans to restructure our turkey division. As we have discussed at length during our quarterly conference calls over the past two years, our turkey divisions’ poor performance has been a distraction from our results. While we have taken numerous steps over this period to improve these operations, and in fact twice in the last year taken steps to reduce the supply side of our excess turkey production, it has become evident that these actions alone would not be sufficient to quickly right (ph) our operations. Accordingly, we announced this morning that we will be restructuring our turkey division, which will result in the sale or closure of our Hinton, Virginia turkey operations. The Hinton turkey operations currently employees 1,300 employees and processes approximately 160,000 turkeys per week.

As a result of this restructuring, the Company expects the charges and other related expenses from the restructured operations during the remaining six months of fiscal 2004 to be as much as $75 million, $46 million net of tax or $0.69 cents per share. These charges are expected to include approximately $10 million in cash restructuring charges with the remainder resulting from charges associated with asset impairments and inventory liquidation. As a result of this restructuring the company projects that its turkey division will have an operating loss, excluding the impacts of the restructuring of up to $75 million referred to above, of between $3 to $8 million for the remaining six months of fiscal 2004. And we will then be profitable in fiscal 2005.

While efforts will be made to sell the Virginia turkey operations as an ongoing business, if this does not occur, operations will cease around the first of October 2004. This restructuring will significantly reduce our production of commodity turkey meat and strengthen our focus on value added poultry products. Our resulting turkey product mix will consist of two-thirds value added and one-third branded fresh and frozen products consistent with our broader strategies for both chicken and turkey.

To further support our value added turkey product offering, which is not affected by today’s announced restructuring, we are announcing the introduction of our Signature turkey line, a premium line of butter basted turkey product produced at our New Oxford, Pennsylvania plant. This line includes a traditional turkey, a petite (ph) turkey, bone-in breast, all-white meat roast and combo roast, both white and dark meat. All of the products are basted with real butter instead of artificial ingredients.

Slide nine shows a breakdown of our turkey sales for the quarter in the first six months ended April 3rd of 2004. Slide 10 shows a depiction of the new Signature turkey product. We expect this restructuring to support our strategy to become a leading supplier of premium, value added poultry products in the U.S. and to continue creating value for our shareholders. We intend to work hard to ensure we realize the goal in achieving profitability in our turkey business in the next fiscal year, and we look forward to updating you on our progress.

Before I turn the call over to Rick to discuss second quarter results in more detail, I want to emphasize that Pilgrim’s Pride is well positioned to continue delivering solid performance in fiscal 2004. As we plan for the future, our objectives remain consistent, to increase sales of our higher margin prepared food products and improved fresh chicken and turkey profit margins. We have every confidence that we will achieve this.

With that, I would like to turn the call over to Rick Cogdill.

Rick Cogdill - Pilgrim’s Pride - CFO

Thank you, O.B. Before I get started on the financial discussion, again I will be referring to several numbers and at times providing net amounts. As I’ve done in the past, I want to cautiously note that these net amounts include adjustments from a computational aspect related to taxes and the resulting employee incentive plan and retirement accrual, but it also depends on profitability just like taxes. But for simplicity instead of expanding on this every time, I will simply refer to these amounts as net.

Earnings per share. Let’s start with earnings per share. Slide 11 shows a summary of our earnings for the quarter. The second fiscal quarter of fiscal 2004 is the first quarter which includes a full quarter’s results of the recently acquired ConAgra chicken division, which again was effective on November 23, 2003. Accordingly, I will be reviewing our results not only on an actual basis but also on a pro forma basis, as well. As we reported this morning, we

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PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

realized earnings per share of $0.50 cents for the quarter ended April 3, 2004. This compares to a net income of $0.26 cents per share for the same period last year or a loss of $0.17 cents per share on a pro forma basis.

For the quarter, we had 66,555,733 average daily number of shares outstanding versus 41,112,679 in the prior year. Included in the second quarter and the first six months ended results are a number of nonrecurring items, which affect these results. Slides 12 and 13 summarize these items for you. Included in the second quarter results is a $1 million nonrecurring recovery or $0.6 million net or a penny per share gain attributable to some additional partial settlements of the vitamin antitrust lawsuits that we’ve been a party to.

Included in last year’s second quarter results was $36.3 million, or $22.2 million net, or $0.54 cents per share gain attributable to these partial settlements of vitamin and methionine antitrust lawsuits, as well as payments received from federal government to turkey producers for avian influenza losses of $1.5 million, one million net or 3 cents per share and approximately $4.3 million, $2.7 million net or $0.7 cents per share of negative effects related to the March 2002 avian influenza outbreak in our eastern turkey division.

Turning to the six months ended April 3, 2004, we earned $0.73 cents per share. This compared to $0.33 cents per share for the same period last year. On a pro forma basis, we would have earned $0.85 cents per share for the six months ended April 3, 2004 compared to a loss of $0.10 cents for the same period last year. The daily weighted average number of shares outstanding for the first six months of fiscal 2004 was 58,882,431 shares versus the same number of shares in the prior year in the prior quarter. Included in last year’s six months results were payments received from the federal government, the turkey producer for the avian influenza losses of $16.1 million or $10.1 net or $0.24 cents per share. And approximately $7.3 million, $4.6 million net or $0.11 cents per share of negative effects related to the March, 2002 avian influence outbreak or eastern turkey division.

Also, there were nonrecurring recoveries from vitamin and methionine antitrust lawsuits that totaled $37.6 million or $23.1 million net or $0.56 cents per share. Turning to the income statement, if we move on there to slide 14 shows our sales for the second fiscal quarter, which were $1,384.9 million compared to $630.6 million for the same period last year. This is an increase of $754.3 million or 119.6 percent. Again, this increase for the quarter is primarily attributable to the November 23rd acquisition of the ConAgra chicken division, as well as higher sales prices for both U.S. and our prepared foods products and our fresh chicken products.

On a pro forma basis, sales would have increased $206.7 million or 17.5 percent from $1,178.2 million. Some of the specifics for the sales increases are as follows. U.S. chicken sales were up 152.8 percent; again this was primarily due to the November 23rd acquisition of the ConAgra chicken division and a 13.8 percent increase in our average sales price per pound. On a pro forma basis, U.S. chicken sales were up 25.8 percent in total and 21 percent on an average sales price per pound. Turkey sales were down 13.3 percent due to a 16 percent decrease in volume and partially offset by a 3.2 percent increase in revenue per pound.

Due to the October 2002 recall, we estimate that sales at our Franconia plant were negatively affected by approximately $20 million and operating margins were negatively affected by approximately $5 to $10 million for the period ended April 3, 2004. This compares to approximately $24 million in sales effects and $5 to $10 million in negative operating margin impact for the same period last year. As is shown on slide 15, sales for the six months ended April 3, 2004 were $2,429.3 million compared to $1,258 million for the same period last year. This was an increase of $1,171.3 million or 93.1 percent. And again, the increase is primarily attributable to the acquisition of the ConAgra chicken division on November 23rd. As well as for higher sales prices in both our fresh and our prepared food chicken products. This was offset again partially by lower sales prices in our turkey products and in our Mexican operations.

On a pro forma basis, sales increased $490.5 million or 20.4 percent from $2,399.5 million to $2,891.9 million. For the six months, ended the specifics for sales are as follows. U.S. chicken sales were up 123 percent. This again was due to the November 23rd acquisition of ConAgra chicken division and a 16.9 percent increase in our average sales price per pound. On a pro forma basis, U.S. chicken sales were up 29.1 percent and totaled 21.5 percent in average sales price per pound.

Turkey sales again were down 6 percent due to an 8.5 percent decrease in volume partially offset by a 2.8 percent increase in revenue per pound. And again, due to the October 2002 recall, we estimate that sales during the first six months at our Franconia plant were negatively affected by approximately $45 million and operating margins negatively affected by approximately $15 to $25 million for the six months ended April 3, 2004. And this compares to approximately $54 million in sales effects and $10 to $20 million of negative operating margin impact in the prior year.

Slide 16 through 19 summarizes some of the operating income information along with some other information. On the operating income side for the quarter ended April 3, 2004, it was up $60.1 million to $61.5 million compared to operating income of $1.4 million in the same period last year. On a pro forma basis, operating income was a loss in the prior year’s quarter ended March 29, 2003, totaling $26 million. Operating income for the six months ended April 3, 2004 was $92.3 million compared to $11.8 million for the same period last year. And on a pro forma basis, operating income would have been $115.9 million compared to a loss of $6.2 million for the same period last year.

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Interest expense for the quarter ended April 3, 2004 increased $13.5 million compared to $9.9 million last year. This is due primarily to higher average level of debt outstanding during the quarter and as a percentage of sales our interest expense decreased to 1 percent from 1.6 percent in the same period last year. On a pro forma basis, interest expense for the prior year’s quarter ended March 29, 2003 would have been $18.9 million or 1.6 percent of pro forma sales. Interest expense for the six months ended April 3, 2004 was up $6.6 million to $26 million from the $19.4 million in the same period last year, due again to average higher levels of debt outstanding during the six months.

As a percentage of sales, interest expense decreased to 1.1 percent from 1.5 percent last year. On a pro forma basis, interest expense for the six months ended April 3, 2004 decreased $4.9 million to $30.3 million from $35.2 million for the same period last year. And as a percentage of pro forma sales, it would have been 1 percent compared to 1.5 percent for the same period. Our income tax expense for the quarter ended April 3, 2004 was $13.6 million on net income before taxes of $46.5 million or a 29.2 percent effective tax rate. This compares to income tax expense of $7.4 million on net income before taxes of $18.1 million or 40.7 percent effective tax rate in the same period last year.

On a pro forma basis, income tax for the prior year’s quarter ending March 29, 2003 was $5.5 million, on a pro forma net loss before income taxes of $16.5 million or 33.3 percent effective tax rate benefit. Income tax expense for the six months ended April 3, 2004, was $21.9 million, on net income before tax of $65.1 million or a 33.7 percent effective rate compared to $7.6 million on net income before tax of $21.1 million or 36 percent effective tax rate in the prior year. On a pro forma basis, income tax expense for the six months ended April 3, 2004, was $30.1 million on pro forma net income before tax of $86.6 million. Or a 34.8 percent effective tax rate compared to a benefit of $4.4 million on a pro forma net loss before taxes of $1.1 million or 39.6 percent effective rate for the prior year.

Turning to the balance sheet, our total debt decreased during the period $70.1 million to $655.6 million from $725.7 million at the end of the prior fiscal quarter. The majority of this $66.5 million of this decrease resulted from increased sales under our accounts receivable purchase facility. We increased our outstanding under that facility to $125 million from $58.5 million at the end of the prior quarter. And at April 3, 2004, our total outstanding debt was made up of $4 million in notes payable to banks, $8.3 million in current maturities on long-term debt and $643.3 million in long-term debt. We currently maintain $180 million in revolving credit facilities, $30 million of which relates to our Mexico operations and $500 million in secured revolving turn facilities. A lot of changes have been made on the debt side of our capital structure as a result of the recent ConAgra chicken division acquisition and debt amendments and extensions.

Accordingly, I have included in the presentation on slides 20 and 21 — a few slides that show comparisons of our current debt agreements compared to those existing at the end of our prior fiscal year. The primary changes to note are first, that we had the increase of our 9 and 5/8 and our 9 and 1/4 percent Senior Notes and Senior sub notes that were issued in connection with the ConAgra acquisition financing and each increased by approximately $100 million.

Second, the amendment and extension and increase of our senior year term revolving facility from what was two tranches totaling $400 million to a single tranche totaling $500 million. This facility was extended and is extended until August 31, 2011. We also amended and extended and increased our domestic revolving credit facility to $150 million from the prior $100 million and the facility was again extended until April 7, 2009. At the end of the fiscal quarter, we had approximately $424 million available under our secured term borrowing facility. (technical difficulty) for a total of $563.4 million. If you add our reported cash which was $47.2 million to this liquidity, it would have totaled about $610.6 million. This compares to a total liquidity of approximately $566.5 million at the end of our prior fiscal year and before the acquisition of ConAgra chicken division.

The weighted average interest rate on our debt outstanding at April 3, 2004 was 7.45 percent compared to 6.93 percent at the end of the previous quarter. And, at the end of this quarter 72.9 percent of all of our debt was fixed with the remainder on a floating basis. Our net worth has increased $31.7 million during the quarter and $393.5 million from the end of fiscal 2003 to $840.2 million dollars. This was due to the positive results from operations along with the issuance of equity in connection with the ConAgra chicken division acquisition.

Turning to our statement of cash flow, depreciation and amortization for quarter ended April 3, 2004, increased $15.3 million to $33.1 million compared to $17.8 million for the same period last year. For the six months ended April 3, 2004, depreciation and amortization was $60 million compared to $35.3 million for the same period in the prior year. On a pro forma basis, depreciation and amortization would decrease $1.6 million for the quarter ended April 3, 2004 from $34.8 million pro forma depreciation and amortization in the same period last year. For the six months ended April 3, 2004, pro forma depreciation and amortization was $67.5 million compared to $66.1 million for the same period in the prior year.

Slide 22 shows a comparative of our capital expenditures which have increased $4.7 million to $20.6 million for the quarter compared to $15.9 million in the same period last year. And for the six months ended April 3, 2004, CAPEX was $15 million — excuse me — was up $15 million to $40 million compared to $25 million in the same period last year. On a pro forma basis, CAPEX was down $6.3 million for the quarter ended from $27 million last year and for the six months ended April 3, 2004, CAPEX would have been up $6.6 million to $46.2 compared to $39.6 in the same period last year.

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During the second fiscal quarter of fiscal 2004, we also collected an additional $12 million from our insurance company against a receivable that we had recorded in connection with the October 2002 product recall claim. As of April 3, 2004, the remaining insurance receivable balance recorded on our books is $10.2 million. In regard to the turkey restructuring we announced today, as we stated in the press release, this restructuring is expected to reduce our working capital employed in our turkey division by approximately $50 million.

And the last two slides on our website show a summary of our key credit ratios along with some certain other information and a chart of our common stock price change since the end of fiscal 2002, which is slide 24. To point out a few items on the credit ratio page, we show that our EBITDA interest coverage improved to 6.85 times in the second fiscal quarter of fiscal year 2004 and to 5.75 times for the first six months of this fiscal year. Our debt divided by pro forma last 12 months EBITDA now stands at 2.08 times and our total debt to capitalization is 43.7 percent.

The stock chart shows the significant value we have created in our PPC equity, which closed at $24.06 last Friday, which was up 180 percent from the weighted average price of the former class A and class B common stock at 9/27/2002, the end of that fiscal year. It is up 85.6 percent since the end of fiscal 2003, and it is up 41.7 percent since the beginning of this calendar year.

I will now turn to our forecast for fiscal 2004, and I’m pleased to announce that the ConAgra chicken division continues to be accretive to earnings in the second quarter of fiscal 2004. As we announced this morning, the improvements we continue to observe in the U.S. chicken business and the substantial synergies we are identifying and are contributing to this trend. For the second fiscal quarter we estimate that the former ConAgra chicken division was accretive to earnings by approximately $0.03 to $0.05 cents per share. After the projected $75 million or $0.69 cents per share effects of today’s announced turkey division restructuring are subtracted, we would expect to report for fiscal 2004 earnings ranging from $0.96 cents to $1.16 per share.

Accordingly, excluding the effects of the turkey division restructuring, we discussed above, we are again raising our expected full year earnings outlook to between $1.65 and $1.85 on a weighted average number of shares of 62,646,692 from what we prior projected as $1.05 to $1.25. Again, after the projected $75 million or $0.69 cents per share of effects of today’s announced turkey division restructuring were subtracted we would expect to report second half of fiscal 2004 earnings ranging from $0.23 cents to $0.43 cents per share.

Accordingly, excluding the effects of the turkey division restructuring we discussed above for the third and fourth quarters specifically, we are projecting earnings in the range of $0.92 cents to $1.12 per share on 66,555,733 average number of shares outstanding for these quarters. We believe this amount would be split fairly evenly between these two quarters, and we are providing this information to you for the quarter and the six months because we believe that investors may be interested in our projected results, which exclude the effects of today’s announced turkey restructuring.

Our projected sales for the year are increased in the U.S. to $4.85 to $5 billion, somewhere in that range with Mexico’s sales in the $365 to $385 million resulting in a total projected sales of $5.2 to $5.4 billion. Our U.S. chicken volumes are projected to be approximately 5 billion pounds for fiscal 2004 (5 billion is a correction to the 6 billion that was actually spoken during the call), and our Mexico pounds are projected to be $640 to $650 million pounds.

We anticipate cost of goods sales to be projected in the 91 to 93 percent of net sales. Our SG&A is projected to be up in the whole dollar basis but down on percentage basis in a range of 4.5 to 5 percent of net sales. This will give us a projected operating margin of 3.2 to 4.2 percent. And, from a component perspective, interest expense is expected to remain in the $1.2 to $1.3 million per week range. Our projected effective tax rate will be in the range of 30 to 35 percent. And, on a capital expenditure basis, we are now lowering our fiscal 2004 projected expenditures by approximately $40 million, to a range of $100 to $120 million from the previously issued guidance of $140 to $160 million.

Our depreciation expense is projected to average $2.5 to $2.6 million per week, and I believe that should give you all the components necessary to accurately compute our results of operations for the third and fourth quarters. That being said, that concludes the prepared remarks portion of our conference call. We would now be happy to answer any specific questions that you may have. I will ask the operator to come back on and start queuing up the call.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Diane Geissler (ph) with Merrill Lynch.

Diane Geissler - Merrill Lynch - Analyst

First thing I would like to know is on your, on the (inaudible) side where you have fixed-price contracts with your customers how successful have you been in renegotiating the terms of those contracts given where poultry pricing is? I guess I’m assuming that you have renegotiated them, maybe you can comment a little bit on that.

Rick Cogdill - Pilgrim’s Pride - CFO

Some of those contracts are expiring throughout the year; as they expire we are in the process of renegotiating those. We have gone to some accounts and renegotiated contracts in the middle of the term. So I would say we’ve been successful in addressing those issues.

Diane Geissler - Merrill Lynch - Analyst

But that would all be captured in the guidance you’ve just given?

O.B. Goolsby - Pilgrim’s Pride - President & COO

That is correct.

Diane Geissler - Merrill Lynch - Analyst

I guess the other question I had is on the turkey side. How will those costs fall through the back half of the year? I am assuming if you make a — if you are successful in selling the plant rather than closing it the impairment charge will not be 69 cents per share, but assuming you don’t — will it all fall in the fourth quarter or will there be costs associated with closing that operation through third quarter as well?

Rick Cogdill - Pilgrim’s Pride - CFO

Diane, I think we would expect the bulk of the cost to be incurred in the third quarter. The variable components really have to do with the inventory that is in place, primarily the live inventory that is in the field and how that inventory is disposed of. To the extent we go through a winding down scenario without a divestiture of that operation, then the losses on those would run through operations and that would occur fairly evenly through the third and fourth quarters. But if we were successful in disposing those operations on the bulk sale basis, then it would be more accelerated and part of the restructuring charge.

Diane Geissler - Merrill Lynch - Analyst

On the international front what is your understanding with regard to when we can expect to see Thailand back in the market and what impact that is having and what about this — I keep reading about this outbreak of avian flue in Canada and I think they are calling a number of birds as well. Is that — will that have an impact? On the whole kind of global supply?

O.B. Goolsby - Pilgrim’s Pride - President & COO

Well the Canadian AI is — they did depopulate some of their flocks (technical difficulty) British Columbia. The amount of product going into Canada and the U.S. poultry producers has increased, so that has been a favorable response. In terms of Thailand and the rest of Southeast Asia, it would take more than months. It would take years to repopulate that flock base. So that should not be a significant impairment short term.

Diane Geissler - Merrill Lynch - Analyst

So you would expect to see the margin structure that we are currently enjoying here in the U.S. continue at least through calendar ‘04 and into ‘05?

O.B. Goolsby - Pilgrim’s Pride - President & COO

I would anticipate that, yes.

Operator

(inaudible)

Unidentified Speaker

Let me ask a couple of questions first on the capital structure, these two notes you got, the nine plus percent, those are due to come in?

Rick Cogdill - Pilgrim’s Pride - CFO

No, they were incurred in anticipation on the ConAgra acquisition. I don’t know if you recall, Lenny, they originally agreed to carry a note that we had enough time to go out and sell those on the old.

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Unidentified Speaker

I guess I had forgotten that. Are there prepayment penalties associated with those?

Rick Cogdill - Pilgrim’s Pride - CFO

Yes, there is.

Unidentified Speaker

Number two and I think for my at least the way I look at this more important, ConAgra is sitting there with a lot of stock. They’ve made no bones about the fact that if you let them (indiscernible) the two of you can get together to work the details and get this thing going while at least there certainly is looks like an appetite, no pun intended for your stock. And I think getting out of the turkey business you’re to be complemented on and I think lends some credibility here. Why would you not take advantage of the market today? Did ConAgra improve your liquidity instead of waiting till the fall?

Rick Cogdill - Pilgrim’s Pride - CFO

As you know, the terms of that arrangement with ConAgra allowed for the first month, first 12 months to be basically locked up and then after that one-third could come to market so we would have an orderly transition. Obviously that is not my security to sell. Okay? It really belongs to ConAgra and to date I have not been approached by ConAgra.

Unidentified Speaker

If ConAgra were to come to you and say look, we would like to get out of this — there is a market for it — the hell with one-third one-third one-third — let’s just block this thing out. Would you be opposed to that?

Rick Cogdill - Pilgrim’s Pride - CFO

We would definitely listen and consider anything that they requested.

Unidentified Speaker

Now you cannot go to them, they have to come to you, is that the protocol here?

Rick Cogdill - Pilgrim’s Pride - CFO

Yes, it is their security, it is not my security.

Unidentified Speaker

No, no I understand that. But do you have — they have a vote, you have a veto, you can keep it off the market?

Rick Cogdill - Pilgrim’s Pride - CFO

I can keep it off the market, that is correct.

Unidentified Speaker

And I would have to presume then but if you wanted to you could put it on the market and you would not be bound by the third, that could be negotiated away. Is that — am I — I’m not trying to fish a deal here, okay? We don’t do that kind of work anymore on the analytical side. What I am trying to figure out is I got a lot of people who like your — Diane is — a lot of people who would like your stock and the biggest complaint we have got is liquidity. Okay? And as a result then how the heck can we improve it? And the answer is I’ve got — (inaudible) ConAgra is not being wedded to this and in our conversations with them they do not sound like they would be opposed to selling the thing. So I’m wondering why the hell wouldn’t you.

Rick Cogdill - Pilgrim’s Pride - CFO

It’s an asset that is on their ledger, and they would have to let us know that they wanted to, and then we would have to take that under advisement with our advisors to make sure that like you say it could be done in an efficient manner. And that’s the way we had the arrangement laid out was so that we could provide an orderly transition of that security to the market and we would evaluate.

Unidentified Speaker

Yes, but it is on their books at $9.69 and your stock is $24.98 that’s got to change something.

Rick Cogdill - Pilgrim’s Pride - CFO

I am not sure what it’s on their books for.

Unidentified Speaker

$9.69.

Rick Cogdill - Pilgrim’s Pride - CFO

I would definitely buy it back at $9.69.

FINAL TRANSCRIPT

PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

Unidentified Speaker

Good job and congratulations for — by the way, why would you not classify that as an asset held for sale? And take it out of the operating area and make it a one-liner?

Rick Cogdill - Pilgrim’s Pride - CFO

Actually those assets will be classified that way on our next balance sheet. All of the events occur at the end of the second quarter for that to be recorded or reported in the second fiscal quarter. So it is really a third fiscal quarter event.

Unidentified Speaker

All right. So it is going to be taken out — that way it would escape the operating income, correct?

Rick Cogdill - Pilgrim’s Pride - CFO

No. No. Again, I think to the extent of the divestiture is outside the ordinary course, it would be under the other line, the other income other expense line. The inventory components, which could be anywhere from say in the $25 million range of that loss, it will depend on how that is liquidated, whether or not it runs through operations or whether or not it runs.

Unidentified Speaker

No, it is immaterial, cause once it is done it is a one and gone situation anyway. Thank you very much.

Operator

(inaudible) with Lehman Brothers.

Unidentified Speaker

Good morning. Can you give us a feel for the improvement year-over-year just for the ConAgra operation. I know you mentioned it is 5 to 6 cents accretive but did those operations on a stand-alone basis improve more than the overall U.S. chicken business?

Rick Cogdill - Pilgrim’s Pride - CFO

No, actually they were right in line with our overall business. I think, for example, if I look specifically at some of the ConAgra results, their sales were up in the same 20 to 25 percent range. The selling price per pound was up in the same 20 percent range. So actually it was very consistent with our business.

Unidentified Speaker

And on the cost side the same thing?

Rick Cogdill - Pilgrim’s Pride - CFO

Yes, on the cost side the same thing. Now we as O.B. mentioned we have recognized through the first six months approximately $11 million of synergies. So those are not synergies that are put on the books and expected to be materialized over the next twelve months. Those are actually synergies that role through to the bottom line during the first six months.

Unidentified Speaker

And you have an idea about your expected run rate synergy by the end of the fiscal year?

Rick Cogdill - Pilgrim’s Pride - CFO

We announced that we expected to capture the $50 million. And we thought that would be about $18 million this fiscal year, and we are well on our way to achieving that, so we will update you on a quarterly basis as that transpires.

Unidentified Speaker

Okay. Now in the quarter what was the percentage increase in the feed costs for the U.S. chicken business? (inaudible) mentioned that in the past conference call.

Rick Cogdill - Pilgrim’s Pride - CFO

It was significant. Feed costs were up approximately 27 percent in the United States on a unit cost basis.

Unidentified Speaker

I see. Your feed cost lag actually (indiscernible) market by about a quarter or so, right?

Rick Cogdill - Pilgrim’s Pride - CFO

Various components lag, yes, but we — the breeders and some of the broilers because you got the six-week life cycle it does lag. But yes, it’s about right.

FINAL TRANSCRIPT

PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

Unidentified Speaker

As far as capacity supply expansion how much visibility do you have on (inaudible) capacity expansion in chicken business down the road, is that something that you can tell pretty well?

O.B. Goolsby - Pilgrim’s Pride - President & COO

One indicator is the pullet placement number, which you can from yes USDA, which you can project into a breeder flock size. Those numbers have been increasing for December, January and February, I have not seen March numbers and that’s the best forward-looking indicator that we have. If you look at nearby our numbers are very similar to a year ago, up slightly. And so it all hinges on how long these pullet placements continue to be in excess of a year ago.

Unidentified Speaker

And what about the raw plant capacity expansion by (inaudible) chicken growers producers, do you have any (inaudible) or is that the same data flow?

O.B. Goolsby - Pilgrim’s Pride - President & COO

That visibility is harder to come by. Certainly we are watching for public announcements of anyone planning on adding operations or increasing supply and there is been a few of those within the industry announced in the last few months.

Unidentified Speaker

I see. And it takes how long for those plants to actually produce chicken, nine months, twelve months?

Rick Cogdill - Pilgrim’s Pride - CFO

Depending upon whether it’s a total greenfield plant or just additional equipment in an existing facility that can be a 9 to 18 month window.

Unidentified Speaker

Got it. I appreciate it. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Robert Moscow (ph) with Credit Suisse First Boston.

Robert Moscow - CSFB - Analyst

I just wanted to know have you discussed what your grain cost assumption is going forward for the fiscal year and I just wanted to know what drove down your CAPEX projections for this fiscal year.

Rick Cogdill - Pilgrim’s Pride - CFO

We have not announced what our feed cost projections were for the remaining part of the year, but I can tell you we are currently on the market. And so our expectations are in line with what you would see out there on the futures market. What drove down our capital expenditures is obviously the acquisition of ConAgra has us well engaged in a lot of synergy activity and we are basically not getting around to all the capital expenditures that we had in our budget cycle for this year. And so we are able to defer a lot of that into next year. So that’s the primary item.

Unidentified Speaker

And the closure or sale of the Hinton facility, is it in your best interest from a supply/demand standpoint just to close it down and improve pricing for the rest of your facilities, or are you getting out of the fresh business altogether for turkey?

Rick Cogdill - Pilgrim’s Pride - CFO

What this restructuring does for us, it puts us in the net buyer position of commodity meat. And so if you want to look at it strictly from a selfish perspective we might be in a better position if somebody took it over and operated it so that there was more commodity meat out there. But then our other operations are self-sufficient.

Unidentified Speaker

Got it. Thank you very much.

Operator

John McMillin with Prudential Equity Group.

John McMillin - Prudential Equity Group - Analyst

You said your realized feed costs in the quarter were up 27 percent. What was that in dollars?

FINAL TRANSCRIPT

PPC - Q2 2004 Pilgrim’s Pride Earnings Conference Call

Rick Cogdill - Pilgrim’s Pride - CFO

In total I can give you an approximate. Well, in total — hold on a second because I’ve got a pro forma — you can’t really gain anything by our raw numbers without a pro forma view.

John McMillin - Prudential Equity Group - Analyst

In the meantime you are aware of what Tyson said this morning in terms of their hedges helping them.

Rick Cogdill - Pilgrim’s Pride - CFO

I’ve seen their announcement but we were kind of tied up with our own events here, so I haven’t had a chance to listen to the conference call.

John McMillin - Prudential Equity Group - Analyst

You obviously didn’t have.

Rick Cogdill - Pilgrim’s Pride - CFO

We were not hedged. We were not hedged and our pro forma feed ingredient costs were up approximately $100 million.

John McMillin - Prudential Equity Group - Analyst

Thanks a lot.

Operator

At this time I’m showing no further questions.

Rick Cogdill - Pilgrim’s Pride - CFO

We thank everybody’s attention and interest in our company, and if you have any other questions, turn to our website. Thanks very much.

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Pilgrim’s Pride Corporation

Overview of 2nd Quarter of Fiscal 2004 vs Fiscal 2003

April 26, 2004

Forward-Looking Statement

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; inability to recognize the anticipated cost savings and anticipated benefits in connection with our turkey division restructuring; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Meat Supply Growth—Remains Nominal

% % % %

2001 Change 2002 Change 2003 Change 2004P Change

Beef 26,107 (3%) 27,090 4% 26,248 (3%) 25,155 (1%)

Pork 19,138 1% 19,664 3% 19,982 1% 20,380 2%

Total Red Meat 45,245 (1%) 46,754 3% 46,230 (1%) 45,535 .2%

Chicken 31,266 3% 32,240 3% 32,749 1% 34,040 .4%

Turkey 5,562 3% 5,713 3% 5,650 (1%) 5,525 (2%)

Total Poultry 36,828 3% 37,953 3% 38,399 1% 39,565 0%

Total Red Meat

And Poultry 82,073 1% 84,707 3% 84,629 (0%) 85,100 .5%

Poultry Meat

Exported &        % Total 6,042 16.4% 5,246 13.8% 5,415 14.1% 5,425 13.7%

Source: Sparks report dated April 14, 2004

Per Captia Consumption

% % %

2001 2002 Change 2003 Change 2004P Change

Beef 66.2 67.6 2.1% 64.8 (4.1%) 66.5 2.6%

Pork 50.2 51.5 2.6% 51.8 .6% 52.0 .4%

Total Red Meat 116.4 119.1 2.3% 116.6 (2.1%) 118.5 1.9%

Chicken 76.6 80.5 5.1% 81.4 1.1% 83.8 2.9%

Turkey 17.5 17.7 1.1% 17.4 (1.7%) 17.0 (2.3%)

Total Poultry 94.1 98.2 4.4% 98.8 .6% 100.8 2.0%

Total Red Meat

And Poultry 210.5 217.3 3.2% 215.4 (.9%) 219.3 1.8%

Poultry Percent

Exported 16.4% 13.8% (3.6%) 14.1% 0.3% 13.7% (0.4%)

Source: Sparks report dated April 14, 2004

Top US Chicken Export Markets

1999 2000 2001 2002 2003 2004P

lbs. %/lbs. lbs. %/lbs. lbs. %/lbs. lbs. %/lbs. lbs. %/lbs. lbs. %/lbs.

Russia (1) 709 15.36% 1,262 24.73% 2,304 41.03% 1,521 31.33% 1,458 29.35% 1,481 29.22%

Hong Kong (2) 940 20.36% 918 17.99% 750 13.36% 607 12.51% 308 6.20% 291 5.74%

Mexico (3) 299 6.48% 351 6.88% 381 6.79% 325 6.70% 363 7.31% 437 8.62%

China (2) 126 2.73% 135 2.65% 108 1.92% 157 3.23% 287 5.78% 315 6.22%

Korea (2) 99 2.14% 162 3.17% 226 4.02% 249 5.13% 158 3.18% 153 3.02%

Other 2,443 52.92% 2,275 44.58% 1,846 32.88% 1,995 41.10% 2,394 48.19% 2,391 47.18%

Total 4,616 5,103 5,615 4,854 4,968 5,068

% of U.S Production: 15.52% 16.73% 17.96% 15.05% 15.17% 15.74%

% Inc.(Dec.)—Exports: 5.03% 10.55% 10.03% -13.55% 2.35% 6.58%

% Inc.(Dec.)—Domestic: 7.06% 1.06% 1.02% 6.82% 1.13% 2.04%

(1) Bans in U.S. gernerally lifted except for DE, TX, RI, CA, MD, selected counties in WVA & PA

(2) Nationwide ban remains in place.

(3) Mexico lifted ban on Tx poultry except for 10 counties on Apr 23;

April 21, 2004; Source USDA & Sparks Projections

U.S. Industry Outlook

Pricing environment during 1st 6-mo. FY04

Dark meat A +72.7% to $0.308/lb.

Wings A +80.5% to $1.02/lb.

Breast Meat A +27.3% to $1.70/lb.

Export market – recovering from A.I. interruptions

Grain environment – has moved higher

Favorable competitive meat environment

Chicken Sales – 2nd Quarter

($            in millions)

Actual Proforma

FY2004 FY2003 %Change FY2004 FY2003 %Change

Prepared Foods:

Foodservice $ 431.2 $ 184.8 133% $ 431.2 $ 329.7 31%

Retail 56.0 41.2 36% 56.0 60.4 -7%

Total Prepared Foods 487.2 226.0 116% 487.2 390.1 25%

Fresh Chicken

Foodservice 346.7 107.2 223% 346.7 261.3 33%

Retail 176.7 65.4 170% 176.7 150.6 15%

Total Fresh Chicken 523.4 172.7 203% 523.4 411.9 26%

Export and Other

Prepared Foods 8.6 6.5 32% 8.6 7.7 12%

Chicken-Other 48.9 17.3 182% 48.9 39.4 24%

Total Export and Other 57.5 23.8 141% 57.5 47.1 22%

Total U.S. Chicken 1068.1 422.5 153% 1,068.1 849.1 25%

Total Mexico Chicken 89.0 90.2 -1% 89.0 90.2 -1%

Total Chicken Sales $ 1,157.1 $ 512.7 126% $ 1,157.1 $ 939.3 23%

Chicken Sales – 2nd Quarter YTD

($            in millions) Actual Proforma

FY2004 FY2003 %Change FY2004 FY2003 %Change

Prepared Foods:

Foodservice $ 723.2 $ 354.8 104% $ 854.1 $ 668.0 28%

Retail 108.6 76.6 42% 121.4 114.6 6%

Total Prepared Foods 831.8 431.5 93% 975.5 782.6 25%

Fresh Chicken

Foodservice 575.7 209.0 175% 713.7 513.9 39%

Retail 290.8 125.1 133% 342.9 289.4 18%

Total Fresh Chicken 866.5 334.1 159% 1,056.6 803.3 32%

Export and Other

Prepared Foods 18.0 11.7 53% 19.5 14.5 34%

Chicken-Other 95.9 35.3 172% 125.0 85.5 46%

Total Export and Other 113.9 47.0 142% 144.5 100.0 45%

Total U.S. Chicken 1,812.2 812.6 123% 2,176.6 1,685.9 29%

Total Mexico Chicken 177.9 178.3 0% 177.9 178.3 0%

Total Chicken Sales $ 1,990.1 $ 990.9 101% $ 2,354.5 $ 1,864.2 26%

Turkey Sales –

($            in millions) 2nd Quarter 2nd Quarter YTD

FY2004 FY2003 %Change FY2004 FY2003 %Change

Prepared Foods:

Foodservice $ 17.4 $ 24.1 -28% $ 43.4 $ 48.3 -10%

Retail 7.7 6.4 21% 15.9 11.4 39%

Total Prepared Foods 25.1 30.5 -18% 59.3 59.7 -1%

Fresh Turkey

Foodservice 8.1 13.5 -40% 18.4 26.1 -30%

Retail 19.2 15.5 24% 64.4 64.9 -1%

Total Fresh Turkey 27.3 29.1 -6% 82.8 91.0 -9%

Export and Other

Prepared Foods 0.5 0.5 8% 1.1 1.3 -15%

Turkey-Other 1.2 2.4 -49% 4.2 4.8 -13%

Total Export and Other 1.7 2.9 -39% 5.3 6.1 -13%

Total Turkey Sales $ 54.1 $ 62.4 -13% $ 147.4 $ 156.8 -6%

Pilgrim’s Pride Signature Turkey Product Line

Earnings per Share

FY2004 FY2003 %Change

Actuals

2nd Quarter to Date $ 0.50 $ 0.26 92%

2nd Quarter Year to Date $ 0.73 $ 0.33 121%

Pro Forma

2nd Quarter to Date $ 0.50 $ (0.17) NM

2nd Quarter Year to Date $ 0.85 $ (0.10) NM

Non-Recurring Items Affecting Fiscal 2003-2004

($            in Millions)

Three Months Ended

April 3, 2004 Non-Recurring Miscellaneous Net Total Income Expenses Net Income (Loss)

Recall Effects $ - $ - $ - $ (7.5) $ (7.5)

Vitamin - $ 1.0 $ 1.0 $ - 1.0

Total $ - $ 1.0 $ 1.0 $ (7.5) $ (6.5)

Three Months Ended

March 29, 2003 Non-Recurring Miscellaneous Net Total Income Expenses Net Income (Loss)

Avian Influenza $ 1.5 $ - $ 1.5 $ (4.3) $ (2.8)

Vitamin 1.5 21.1 22.6 22.6

Methionine 8.1 5.6 13.7 13.7

Recall Effects 0.0 (15.0) (15.0)

Total $ 11.1 $ 26.7 $ 37.8 $ (19.3) $ 18.5

Non-Recurring Items Affecting Fiscal 2003-2004

($            in Millions)

Six Months Ended

April 3, 2004 Non-Recurring Miscellaneous Net Total Income Expenses Net Income (Loss)

Recall Effects $ - $ - $ - $ (20.0) $ (20.0)

Vitamin - $ 1.0 $ 1.0 $ - 1.0

Total $ - $ 1.0 $ 1.0 $ (20.0) $ (19.0)

Six Months Ended

March 29, 2003 Non-Recurring Miscellaneous Net Total Income Expenses Net Income (Loss)

Avian Influenza $ 16.1 $ - $ 16.1 $ (7.3) $ 8.8

Vitamin 1.6 22.3 23.9 23.9

Methionine 8.1 5.6 13.7 13.7

Recall Effects 0.0 (7.5) (7.5)

Total $ 25.8 $ 27.9 $ 53.7 $ (14.8) $ 38.9

Sales by Segment – 2nd Quarter

($            in millions)

Actuals Proforma

FY2004 FY2003 %Change FY2003 %Change

Total U.S. Chicken $ 1,068.2 $ 422.5 152.8% $ 849.1 25.8%

Total Mexico Chicken 89.0 90.2 -1.4% 90.2 -1.4%

Total Chicken Sales $ 1,157.2 $ 512.7 125.7% $ 939.3 23.2%

Total Turkey Sales 54.1 62.4 -13.3% 62.4 -13.3%

Sale of Other Products 173.6 55.5 212.9% 176.5 -1.6%

Total Net Sales $ 1,384.9 $ 630.6 119.6% $ 1,178.2 17.5%

Sales by Segment – 2nd Quarter YTD

($            in millions)

Actual Proforma

FY2004 FY2003 %Change FY2004 FY2003 %Change

Total U.S. Chicken $ 1,812.3 $ 812.5 123.0% $ 2,176.7 $ 1,685.9 29.1%

Total Mexico Chicken 177.9 178.3 -0.2% 177.9 178.3 -0.2%

Total Chicken Sales $ 1,990.2 $ 990.8 100.9% $ 2,354.6 $ 1,864.2 26.3%

Total Turkey Sales 147.4 156.8 -6.0% 147.4 156.8 -6.0%

Sale of Other Products 291.7 110.4 164.3% 388.1 378.5 2.5%

Total Net Sales $ 2,429.3 $ 1,258.0 93.1% $ 2,890.1 $ 2,399.5 20.4%

Summary Operating Results—Actual

Three Months Ended Six Months Ended

2Q FY03 2Q FY04 2Q FY03 2Q FY04

Sales:

Chicken and Other Products:

United States $ 475.3 $ 1,235.0 $ 913.8 $ 2,092.5

Mexico 92.9 95.8 187.4 189.4

Sub Total $ 568.2 $ 1,330.8 $ 1,101.2 $ 2,281.9

Turkey 62.4 54.1 156.8 147.4

Total $ 630.6 $ 1,384.9 $ 1,258.0 $ 2,429.3

Growth 119.62% 93.11%

Operating Income (Loss):

Chicken and Other Products:

United States $ 1.6 $ 69.7 $ 5.6 $ 121.8

Mexico 3.9 3.0 10.1 (2.5)

Sub Total $ 5.5 $ 72.7 $ 15.7 $ 119.3

Turkey (15.4) (11.3) (29.6) (27.1)

Sub Total $ (9.9) $ 61.4 $ (13.9) $ 92.2

Margin before Non-recurring recoveries -1.57% 4.43% -1.10% 3.80%

Non-recurring recoveries 11.3 0.1 25.7 0.1

Total $ 1.40 $ 61.50 $ 11.80 $ 92.30

Operating Margin 0.22% 4.44% 0.94% 3.80%

EBITDA 45.5 92.7 75.1 149.1

Margin 7.22% 6.69% 5.97% 6.14%

Summary Operating Results—Proforma

($            in millions)

Three Months Ended Six Months Ended

2Q FY03 2Q FY04 2Q FY03 2Q FY04

Sales:

Chicken and Other Products:

United States $ 1,022.9 $ 1,235.0 $ 2,055.3 $ 2,553.2

Mexico 92.9 95.8 187.4 189.4

Sub Total $ 1,115.8 $ 1,330.8 $ 2,242.7 $ 2,742.6

Turkey 62.4 54.1 156.8 147.4

Total $ 1,178.2 $ 1,384.9 $ 2,399.5 $ 2,890.1

Growth 17.54% 20.45%

Operating Income (Loss):

Chicken and Other Products:

United States $ (25.8) $ 69.7 $ (12.3) $ 145.3

Mexico 3.9 3.0 10.1 (2.4)

Sub Total $ (21.9) $ 72.7 $ (2.2) $ 142.9

Turkey (15.4) (11.3) (29.7) (27.1)

Sub Total $ (37.3) $ 61.4 $ 31.9 $ 115.8

Margin before Non-recurring recoveries -3.17% 4.43% 1.33% 4.01%

Non-recurring recoveries 11.3 0.1 25.7 0.1

Total $ (26.0) $ 61.5 $ (6.2) $ 115.9

Operating Margin -2.21% 4.44% -0.26% 4.01%

EBITDA 36.7 92.7 89.3 183.4

Margin 3.11% 6.69% 3.72% 6.35%

Results from Operations – 2nd Quarter

($            in millions, except per share figures)

Actual Proforma

FY2004 FY2003 %Change FY2003 %Change

Net Sales $ 1,384.9 $ 630.6 119.6% $ 1,178.2 17.5%

Net Income $ 33.0 $ 10.8 206.5% $ (11.0) NM

EBITDA $ 92.7 $ 45.5 103.7% $ 36.7 152.6%

EPS $ 0.50 $ 0.26 92.3% $ (0.17) NM

EBITDA Reconciliation

Net Income $ 33.0 $ 10.8 $ (11.0)

Add:

Income Tax Expense (benefit) 13.6 7.4 (5.5)

Interest expense, net 13.5 9.9 18.9

Depreciation and amortization 33.1 17.8 34.8

Minus:

Amortization of capitalized financ 0.5 0.4 0.4

EBITDA $ 92.7 $ 45.5 $ 36.7

Results from Operations – 2nd Quarter YTD

($            in millions, except per share figures)

Actual Proforma

FY2004 FY2003 %Change FY2004 FY2003 %Change

Net Sales $ 2,429.3 $ 1,258.0 93% $ 2,890.1 $ 2,399.5 20%

Net Income $ 43.2 $ 13.5 220% $ 56.5 $ (6.7) -943%

EBITDA $ 149.1 $ 75.1 99% $ 183.4 $ 89.3 105%

EPS $ 0.73 $ 0.33 121% $ 0.85 $ (0.10) -950%

EBITDA Reconciliation

Net Income $ 43.2 $ 13.5 $ 56.5 $ (6.7)

Add:

Income Tax Expense (benefit) 21.9 7.6 30.1 (4.4)

Interest expense, net 26.0 19.4 30.3 35.2

Depreciation and amortization 59.0 35.3 67.5 66.0

Minus:

Amortization of capitalized financing cost 1.0 0.8 1.0 0.8

EBITDA $ 149.1 $ 75.1 $ 183.4 $ 89.3

Long Term Debt

Long-term Debt	April 2, 2004 Final Maturity	April 2, 2004 Outstanding	April 2, 2004 Available	April 2, 2004 Facility Total	September 27, 2003 Final Maturity	September 27, 2003 Outstanding	September 27, 2003 Available	September 27, 2003 Facility Total
Senior unsecured notes, interest at 9 5/8%	2011	$ 303,235	--	$ 303,235	2011	$ 303,500	--	$ 303,500
Senior unsecured notes interest at 9 ¼%	2013	100,000	--	100,000	--	--	--	--
Note payable to an insurance company at 6.68%	2012	57,226	--	57,226	2012	58,512	25,000	83,512
Notes payable to an insurance company at LIBOR plus 2.2075%	2013	78,662	--	78,662	--	--	--	--
Notes payable to an insurance company at LIBOR plus 2.2075%	2013	19,000	--	19,000	--	--	--	--
Revolving term/credit facility at LIBOR plus 1.50%, payable monthly	2011	76,000	424,000	500,000				
Revolving term/credit facility – 10 year at LIBOR plus 1.75%, payable monthly	--	Amended and Extended into 2011 facility above			2009	39,188	245,812	285,000
Revolving term/credit facility – 7 year tranche at LIBOR plus 1.50%, payable monthly	--				2006	15,813	99,187	115,000
Industrial revenue bond at variable rate	2012	9,500	--	9,500	--	--	--	--
Industrial revenue bond at variable rate	2019	4,700	--	4,700	--	--	--	--
Other notes payable	VAR	3,306	--	3,306	VAR	1,632	--	1,632
		651,629	$ 424,000	$ 1,075,629		418,645	$ 369,999	$788,644
Less current maturities		8,330				2,680		
Total Long-term debt		$ 643,298				$ 415,965		

20

Other Credit Facilities

Revolving Credit Facilities April 2, 2004 September 27, 2003

Final Facility Final Facility

Maturity Outstanding Available Total Maturity Outstanding Available Total

Domestic Revolving Credit Facility

at LIBOR plus 1.25%, payable monthly 2009 $ 4,000 $ 109,425 $ 150,000 2005 $ - $ 82,936 $ 100,000

Mexico Revolving Credit Facility 2004 0 30,000 30,000 2004 $ 0 30,000 30,000

Total Revolving Credit Facilities $ 4,000 $ 139,425 $ 180,000 $ - $ 112,936 $ 130,000

Total Debt $ 655,629 $ 563,425 $ 1,255,629 $ 418,645 $ 482,935 $ 918,644

Receivables Purchase Agreement 2008 $ 125,000 $ - $ 125,000 2008 $ 58,500 $ 66,500 $ 125,000

Total Debt and Receivable Purchase Facilities $ 780,629 $ 563,425 $ 1,380,629 $477,145 $ 549,435 $ 1,043,644

Capital Expenditures

Maintenance/Other Expansion

$53.6

$10.3

$43.3

FY2003

$92.5

$10.3

$82.2

2003 Proforma

$110.0

2004 Projection

$15.9

$2.6

$13.3

2Q FY03

$27.0

$4.7

$22.3

2Q FY03 Proforma

$20.6

$4.4

$16.2

2Q FY04

$25.0

$6.4

$18.6

6-Mo FY03

$39.6

$6.4

$36.9

6-Mo FY03 Proforma

$40.0

$5.7

$34.3

6-Mo FY04

$46.2

$5.7

$25.00

6-Mo FY04 Proforma

The Company projects FY 2004 capital expenditures of approximately $100—120 million.

Summary Credit Ratios & Other Information

FYE 2003 2Q 2003 2Q 2004 6-Mo FY03 6-Mo FY04

EBITDA / Interest Expense 4.58x 4.62x 6.85x 4.57x 5.75x

Total Debt / EBITDA 2.41x - - 3.97x (1) 2.08x (2)

Total Debt / Total Capital 48.4% - - 55.0% 43.7%

Net Worth (millions) $ 446.7 - - $ 405.3 $ 840.2

Book Value/Common Share $ 10.87 - - $ 9.86 $ 12.62

(1) Based on Actual LTM @ 3/29/03 EBITDA (2) Based on Proforma LTM @ 4/2/04 EBITDA

Pilgrim’s Pride Stocks CHX + CHXa I PPC

June 9, 2003 CAG Chicken Division Acquisition Announced

August 21, 2003 Combination of Class A and Class B Common Stock Announced

November 24, 2003 ConAgra Chicken Division Acquisition & Stock Combination Completed